                                                                                  QUALSEC INC.

CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is made and effective August 16, 2008, by and between Arden A. Kelton, Ph.D. ("Consultant") residing at 332 W. Bluegrass Way, P.O. Box 354, Garden City, Utah 84028 and QualSec Inc., a Wyoming Corporation (the "Company") with its office at 1770 N. Research Park Way, Suite 181, North Logan, Utah 84341.

This Consultant Agreement follows and replaces the Employment Agreement between Consultant and Company dated November 27, 2006, and includes Consultant’s resignation as an officer and director of the Company effective following the pay period ending August 15, 2008. This Agreement does not cancel certain obligations remaining under the preceding Employment Agreement, which include remaining unpaid compensation, and equity ownership in the Company.  In consideration for this Agreement, the Company will grant Consultant stock options as set forth in a separate agreement.

Now, therefore, Consultant and Company agree as follows:

1.  Engagement.

Company hereby engages Consultant, and Consultant accepts engagement, to provide to Company the following services:

As directed by the Company’s Chief Executive Officer (CEO) under the Company's program to research, develop, manufacture and market a photonic olfactory system (the “Business”), Consultant will perform consulting services on an as needed as available basis as is appropriate to Consultant’s training and experience and the Company’s Business.

2.  Term.

Consultant shall provide services to Company pursuant to this Agreement on a month basis as required by the Company.  The Agreement may be terminated with at least 60 days notice to Consultant.

3.  Place of Work.

Consultant shall render services primarily at his home office as needed, but will, upon request, provide the services at such other places as reasonably requested by Company as appropriate for the performance of said services.

4.  Time.

Company relies upon Consultant to devote sufficient time as is reasonably necessary to fulfill the spirit and purpose of this Agreement.

5.  Compensation.

Company shall pay Consultant $2,500 per month for services performed pursuant to this Agreement.  The Consultant recognizes and acknowledges that Company’s obligations under this Agreement are dependent on obtaining continued funding for its operations.  Determination of the Company’s ability to pay compensation as specified herein shall be made monthly by the Company’s CEO in his discretion on or before the 10th of each month after a review of the financial condition of the Company.  Consultant’s approval of occasional and temporary suspensions of compensation under this Agreement shall not be unreasonably withheld.

Expenses.

The Company shall either pay directly or reimburse Consultant for reasonable telephone, office supplies, and other business expenses incurred by Consultant in the performance of his duties hereunder.  The Company shall pay for travel expenses between Consultant’s office in Garden City, Utah, and such other places as reasonably requested by Company in advance in writing by mail or Email.  Consultant shall bear all of Consultant's other personal expenses incurred in the performance of this Agreement.

6.  Covenant Not to Compete.

During the term of this Agreement and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, consultant, agent or otherwise; own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the Business conducted by Company.  The Company’s “Business” is herein defined as research, development, manufacturing, and marketing of a photonic olfactory system as described in patents pending and/or related proprietary information and practices currently employed or developed during the term of this Agreement.  In the event any of the provisions of this Section 6 are determined to be invalid by reason of their scope or duration, this Section 6 shall be deemed modified to the extent required to cure the invalidity.  In the event of a breach, or a threatened breach, of this Section 6, Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

7.  Confidentiality.

During the term of this Agreement, and thereafter for a period of ten (10) years, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information related to the Company’s Business.  "Confidential Information" for the purposes of this Agreement shall include Company's patent-pending, proprietary and confidential information such as, but not limited to, technical inventions, processes, and know-how, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes.  Confidential Information shall not include any information that:

A. is disclosed by Company without restriction;

B. becomes publicly available through no act of Consultant;

C. is rightfully received by Consultant from a third party.

8. Assignment of Inventions

The Consultant, for compensation as defined herein subject to the terms and conditions of this Agreement and providing that the Company is not in material breach of any of its terms or conditions, hereby sells, transfers, and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of the Consultant in and to all inventions, ideas, disclosures, and improvements, whether patented or not patented, solely or jointly during the term hereof which relate to methods, apparatus, formulae, designs, products, processes or devices, sold, leased, used, or under development for the Business of the Company, or which otherwise relate to or pertain to the Business, functions or operations of the Company.  The Consultant agrees to communicate promptly and to disclose to the Company, in such form as the Consultant may be required, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Consultant to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications.  For the purposes of this Agreement, an invention shall be deemed to have been made during the term of the Agreement if, during such period the invention was conceived and first actually reduced to practice by the Company.  Consultant agrees that any patent application related to the Company’s Business filed within one (1) year after termination of this employment shall be presumed to relate to an invention which was made during the term of the Agreement unless Consultant can provide conclusive evidence to the contrary or the Company is materially in breach of any of the terms or conditions herein.

9.  Termination.

A.

This Agreement may be terminated by Company as follows:

a.

If Consultant is unable to provide the consulting services by reason of permanent illness, disability, incapacity or death.

b.

Breach or default of any obligation of Consultant pursuant to Section 6, Covenant Not to Compete, or Section 7, Confidentiality, of this Agreement.

c.

Breach or default by Consultant of any other material obligation in this Agreement, which breach or default is not cured within thirty (30) days of written notice from Company.

B.

Consultant may terminate this Agreement as follows:

a.

Breach or default of any material obligation of Company, which breach or default is not cured within thirty (30) days of written notice from Consultant.

b.

If Company files for protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains undismissed for a period of sixty (60) days.

C.

This Agreement may automatically terminate if the Company ceases to do Business due to failure of the Company to obtain funding. In the event the Board of Directors determines that Company cannot continue operations because of lack of funds, this Agreement will automatically terminate upon notification from the Company of the date that the Company has ceased to do Business.

10.  Independent Contractor.

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner, officer, director or agent of Company.  Consultant shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  Company shall not be responsible for withholding income or other taxes from the payments made to Consultant.  Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement.

11.  Equipment and Supplies.

Unless otherwise agreed to by Company in advance, Consultant shall not procure additional equipment on behalf of the Company. Consultant shall continue to have use of Company furniture, computers, printers, telephone equipment, and other tools and supplies located in Consultant’s home office, and to purchase on behalf of the Company those supplies necessary to conduct Consultant’s work on behalf of the Company.

12.  Controlling Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming.

13.  Headings.

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

14.  Final Agreement.

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral.  This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

15.  Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his last known residence in the case of the Employee or to its last known principal office in the case of the Company as follows:

If to Consultant:

Arden A. Kelton, Ph.D.

P.O. Box 354

Garden City, Utah 84028

If to Company:

QualSec Inc.

1770 North Research Park Way – Suite 181

North Logan, Utah 84341

16.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

QualSec Inc.

______________________________

By: ______________________________

Arden A. Kelton, Ph.D.

Joel Hand, CEO & Chairman of the Board

NOTARY STATEMENT

STATE OF _________

COUNTY OF __________________              ss:

On ______________, 2008, before me ________________________________________ personally came Arden A. Kelton, to me known, and known to me to be the individual described in and who executed the foregoing CONSULTANT AGREEMENT, and duly acknowledged to me that he executed the same.

___________________________________	Commission Expires: _________________
NOTARY PUBLIC

      [SEAL]

NOTARY STATEMENT

STATE OF ____________________

COUNTY OF __________________              ss:

On ______________, 2008, before me ________________________________________ personally came Joel Hand, to me known, and known to me to be the individual described in and who executed the foregoing CONSULTANT AGREEMENT, and duly acknowledged to me that he executed the same.

___________________________________	Commission Expires: _________________
NOTARY PUBLIC

      [SEAL]